As filed with the Securities and Exchange Commission on May 22, 2015

Registration No. 333-_____

united states

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

marten transport, ltd.

(Exact name of registrant as specified in its charter)

Delaware	39-1140809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
129 Marten Street Mondovi, Wisconsin	54755
(Address of Principal Executive Offices)	(Zip Code)

marten transport, ltd.

2015 equity INCENTIVE PLAN

(Full title of the plan)

Randolph L. Marten

Chairman of the Board and Chief Executive Officer

Marten Transport, Ltd.

129 Marten Street

Mondovi, Wisconsin 54755

(715) 926-4216

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Voting Common Stock, par value $0.01 per share	800,000	N/A	$17,872,000	$2,077

(1)

The maximum number of shares of Marten Transport, Ltd. (the “Company” or “Registrant”)’s voting common stock, par value $0.01 per share (“Common Stock”), that may be issued under the plan covered by this registration statement is subject to adjustment in accordance with certain provisions of the plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on NASDAQ Global Select Market on May 18, 2015.

Part I

Information Required In The SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this registration statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents previously filed by the Company (File No. 000-15010) with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this registration statement:

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Commission on March 12, 2015;

(2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 as filed with the Commission on May 4, 2015;

(3) Current Report on Form 8-K, as filed with the Commission on May 15, 2015;

(4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2014; and

(5) The description of the Company’s Common Stock contained in the Company’s current report on Form 8-K as filed with the Commission on January 25, 2002, including any amendments or reports filed for the purpose of updating the description.

All documents filed by the Company with the Commission (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. Specifically, Article VII of the Company’s Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of Article VII shall adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment or repeal.

The Company has a directors and officers liability insurance policy which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the Delaware General Corporation Law and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Company.

The Company’s Bylaws provide for indemnification of the Company’s directors and officers. Specifically, Article VI provides that the Company shall indemnify, to the fullest extent legally permissible under the Delaware General Corporation Law in the manner prescribed therein, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, is or was serving at the request of the Company or for its benefit as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including any employee benefit plan. The Company may, to the extent authorized from time to time by the Company’s Board of Directors, provide rights to indemnification to employees and agents of the Company similar to those conferred in Article VI to directors and officers of the Company. No amendment or repeal of Article VI shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Section 145 of the Delaware General Corporation Law further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the Delaware General Corporation Law will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of such mandatory indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 of the Delaware General Corporation Law also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145, including liability under the Securities Act..

The foregoing represents a summary of the general effect of the Delaware General Corporation Law, the Company’s Certificate of Incorporation and Bylaws, the Company’s directors and officers liability insurance policy and the indemnification of directors and officers for purposes of general description only.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemptions from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.

4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-2 (File No. 333-107367)).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (File No. 000-15010)).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed March 14, 2008 (File No. 000-15010)).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith electronically).

23.1	Consent of Grant Thornton LLP (filed herewith electronically).

23.2	Consent of KPMG LLP (filed herewith electronically).

23.3	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mondovi, State of Wisconsin, on May 22, 2015.

MARTEN TRANSPORT, LTD.
(Registrant)

By:	/s/ Randolph L. Marten
Randolph L. Marten
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By:	/s/ Randolph L. Marten	Chairman of the Board and Chief Executive Officer	May 22, 2015
	Randolph L. Marten	(Principal Executive Officer)

By:	/s/ James J. Hinnendael	Executive Vice President and Chief Financial Officer	May 22, 2015
	James J. Hinnendael	(Principal Financial and Accounting Officer)

By:	/s/ James J. Hinnendael	Directors	May 22, 2015
James J. Hinnendael*

*As attorney in fact for Jerry M. Bauer, Larry B. Hagness, Robert L. Demorest, Thomas J. Winkel and G. Larry Owens.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Randolph L. Marten and James J. Hinnendael, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to a registration statement on Form S-8 relating to the Marten Transport, Ltd. 2015 Equity Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, each of the undersigned hereunto affixed his or her signature this 5th day of May, 2015.

Signature	Title

/s/ Randolph L. Marten	Chairman of the Board, Chief Executive Officer and
Randolph L. Marten	Director (Principal Executive Officer)

/s/ James J. Hinnendael	Executive Vice President and Chief Financial Officer
James J. Hinnendael	(Principal Financial and Accounting Officer)

/s/ Jerry M. Bauer	Director
Jerry M. Bauer

/s/ Larry B. Hagness	Director
Larry B. Hagness

/s/ Robert L. Demorest	Director
Robert L. Demorest

/s/ Thomas J. Winkel	Director
Thomas J. Winkel

/s/ G. Larry Owens	Director
G. Larry Owens

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	Amended and Restated Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-2 (File No. 333-107367).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (File No. 000-15010).

4.3	Bylaws of the Company	Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed March 14, 2008 (File No. 000-15010).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.

23.1	Consent of Grant Thornton LLP	Filed herewith electronically.

23.2	Consent of KPMG LLP	Filed herewith electronically.

23.3	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page to this registration statement.